Exhibit 99.1

Fairchild Semiconductor Reports Second Quarter Results

•	Highest Gross Profit and Earnings in More Than Three Years

•	Power Product Sales Grow 28% from Second Quarter 2003 and 5% from the Prior Quarter

•	Analog Business Grows 11% Sequentially

•	Total Sales Grow 19% from Second Quarter 2003 and 4% Sequentially

South Portland, Maine—Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize power in multiple end markets, today announced results for the second quarter ended June 27, 2004. Fairchild reported second quarter sales of $414.3 million, 19% higher than the second quarter of 2003 and a 4% increase from the prior quarter.

Fairchild reported net income in the second quarter of $17.0 million or $0.14 per diluted share compared to net loss of $63.8 million or $0.54 per share in the second quarter of 2003 and net income of $13.0 million or $0.10 per diluted share in the prior quarter. Gross margin was 29.3%, up 850 basis points from the second quarter of 2003 and 300 basis points sequentially. Included in the second quarter 2004 results are pre-tax charges of $4.4 million, primarily associated with restructuring activities announced in 2003, and $11.0 million as a reserve for potential losses stemming from customer claims related to products manufactured with a defective mold compound purchased from Sumitomo Bakelite Singapore Pte. Ltd. and affiliated companies.

Fairchild reported a sequential increase in pro forma net income to $31.7 million or $0.26 per diluted share, 734% higher than the pro forma net income of $3.8 million or $0.03 per diluted share in the second quarter of 2003, and 48% greater than the $21.4 million or $0.17 per diluted share in the prior quarter. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, the charge for Sumitomo mold compound-related claims, and other items.

“We continued to grow our power business and significantly improve our gross margins,” said Kirk Pond, Fairchild’s president, CEO and Chairman of the Board. “We increased power product sales to $306 million, up 28% from a year ago and 5% sequentially. Power products represented 74% of total sales in the second quarter and their higher margins helped to drive our gross profits and earnings to the highest level in more than three years. Focusing on the power market has helped us to increase our total sales by more than 26% over the last three quarters and deliver excellent financial results.”

End Markets

“It’s becoming apparent that the industry is returning to a more seasonal and typical demand pattern,” explained Pond. “Demand in the second quarter was strongest in the automotive, white good, and handset end markets; driving above average bookings and solid backlog growth in these areas. We booked orders at a very strong rate through April and most of May, and then in June we started seeing some backlog rescheduling by our customers serving the display, TV, and DVD end markets. In all other end markets, orders were also strong in the first two months of the quarter and then displayed a typical seasonal moderation in June.

Design Wins and New Products

“We’re driving significant improvements in power sales through our strength in new products,” stated Pond. “Our R&D efforts in analog power helped us to grow our analog sales 11% compared to the prior quarter. Our VRM10 compliant power management solutions are designed into two of the three largest desktop customers for both current designs as well as the latest Grantsdale versions. We have also won new designs with a major PC manufacturer for our proprietary single chip power controller for DDR2 memory subsystems. We continue to gain design wins with our Green Fairchild power switches in a wide variety of applications requiring high efficiency power conversion. We have launched a new family of LED drivers for both parallel and serial LED configurations targeted to the handset and ultra-portable end markets. Our leading package technology allows us to offer these new, highly efficient LED drivers in ultra small, Pb(lead)-free packaging. We’re winning designs and increasing gross margins with high value power products targeted to the fastest growing end markets.”

Factory Utilization, Lead Time, and Capacity Trends

“Our capacity utilization continues to be high,” said Pond. “Lead times increased during the first half of the quarter then began to moderate in June to approximately 16 — 17 weeks on average.

“We expect to add sufficient capacity in the second half of 2004 to grow our power business 25 to 30% in 2004 compared to 2003,” stated Pond. “We’re investing in the power business while continuing to move non-power products to a more asset-light approach. We anticipate this should enable us to grow our total sales approximately 20% in 2004 compared to 2003.”

Second Quarter Financials

“We’re making great progress improving our product mix to generate higher margins and earnings,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “This richer product mix helped us to increase gross profit more than 15% and drive gross margins 300 basis points higher sequentially, significantly better than our own forecast.

“During the quarter, we held inventory flat, invested $46.8 million in capital expenditures, and grew our cash and marketable investments balance to more than $664 million,” stated Towse. “We generated solid earnings and gross margin improvements through our continued focus on new power products, lower costs, and better product mix.”

Third Quarter Guidance

“We forecast third quarter revenues to be flattish to the second quarter, following normal historical seasonal patterns,” said Towse. “We had about 80% of our forecasted third quarter sales scheduled to ship as we entered the quarter. The third quarter is typically seasonally slow during the summer months, with demand increasing in the second half of the quarter. We expect our turns bookings to follow a similar pattern.

“We forecast gross margin to be up 50 to 100 basis points sequentially due to a better product mix, lower costs, and more new products,” concluded Towse. “Fairchild is expanding our Power Franchise through advanced, higher value products that drive sustainable gross margin improvements through all phases of the business cycle.”

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results.

Special Note on Forward Looking Statements:

The statements in the third quarter guidance section above are forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-

looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at http://investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild’s components are used in computing, communications, consumer, industrial and automotive applications. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.
Pro Forma Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 27,	March 28,	June 29,	June 27,	June 29,
	2004	2004	2003	2004	2003
Total revenue	$414.3	$397.8	$348.1	$812.1	$701.4
Cost of sales	292.9	293.5	272.0	586.4	545.6

Gross profit	121.4	104.3	76.1	225.7	155.8

Operating expenses:
Research and development	21.0	20.7	18.8	41.7	37.9
Selling, general and administrative	44.1	41.7	37.5	85.8	76.7

Total operating expenses	65.1	62.4	56.3	127.5	114.6

Operating income	56.3	41.9	19.8	98.2	41.2
Interest expense, net	14.1	13.2	19.5	27.3	37.9

Income before income taxes	42.2	28.7	0.3	70.9	3.3
Provision (benefit) for income taxes	10.5	7.3	(3.5)	17.8	(5.0)

Pro forma net income	$31.7	$21.4	$3.8	$53.1	$8.3

Pro forma net income per common share:
Basic	$0.27	$0.18	$0.03	$0.45	$0.06

Diluted	$0.26	$0.17	$0.03	$0.43	$0.06

Weighted average common shares:
Basic	119.3	119.0	117.3	119.3	117.3

Diluted(1)	130.7	125.5	118.5	131.5	118.0

Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, net income per share or other consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Pro forma consolidated statements of operations are intended to present the Company’s operating results, excluding items described below, for the periods presented. During the three and six months ended June 27, 2004, March 28, 2004 and June 29, 2003 the items included restructuring and impairment charges, distributor sales reserves associated with restructuring, inventory charges associated with restructuring, costs associated with the redemption of 10 3/8% notes, reserve for potential settlement losses and amortization of acquisition-related intangibles.

(1)	The diluted proforma net income per common share calculation for the three and six months ended June 27, 2004 includes a reduction of $1.7 million and $3.4 million, respectively, in interest expense, net of tax, as if the company’s 5.0% convertible senior subordinated notes had been converted as of the beginning of the periods presented. Accordingly, the diluted weighted average common shares for the three and six months ended June 27, 2004 include 6.7 million of common stock equivalents.

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Pro Forma Net Income
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 27,	March 28,	June 29,	June 27,	June 29,
	2004	2004	2003	2004	2003
Net income (loss)	$17.0	$13.0	$(63.8)	$30.0	$(81.4)
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	4.4	3.8	49.7	8.2	60.1
Distributor sales reserves associated with restructuring	—	(1.9)	1.0	(1.9)	3.2
Inventory charge associated with restructuring	—	0.9	2.9	0.9	2.9
Costs associated with the redemption of 10 3/8 % Notes	—	—	23.4	—	23.4
Reserve for potential settlement losses	11.0	—	—	11.0	—
Amortization of acquisition-related intangibles	6.2	7.6	7.9	13.8	17.4
Associated tax effects	(6.9)	(2.0)	(17.3)	(8.9)	(17.3)

Pro forma net income	$31.7	$21.4	$3.8	$53.1	$8.3

Fairchild Semiconductor International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 27,	March 28,	June 29,	June 27,	June 29,
	2004	2004	2003	2004	2003
Total revenue	$414.3	$399.7	$347.1	$814.0	$698.2
Cost of sales	292.9	294.4	274.9	587.3	548.5

Gross profit	121.4	105.3	72.2	226.7	149.7

Operating expenses:
Research and development	21.0	20.7	18.8	41.7	37.9
Selling, general and administrative	44.1	41.7	37.5	85.8	76.7
Amortization of acquisition-related intangibles	6.2	7.6	7.9	13.8	17.4
Restructuring and impairments	4.4	3.8	49.7	8.2	60.1
Reserve for potential settlement losses	11.0	—	—	11.0	—

Total operating expenses	86.7	73.8	113.9	160.5	192.1

Operating income (loss)	34.7	31.5	(41.7)	66.2	(42.4)
Interest expense, net	14.1	13.2	19.5	27.3	37.9
Other expense	—	—	23.4	—	23.4

Income (loss) before income taxes	20.6	18.3	(84.6)	38.9	(103.7)
Provision (benefit) for income taxes	3.6	5.3	(20.8)	8.9	(22.3)

Net income (loss)	$17.0	$13.0	$(63.8)	$30.0	$(81.4)

Net income (loss) per common share:
Basic	$0.14	$0.11	$(0.54)	$0.25	$(0.69)

Diluted	$0.14	$0.10	$(0.54)	$0.24	$(0.69)

Weighted average common shares:
Basic	119.3	119.0	117.3	119.3	117.3

Diluted	124.0	125.5	117.3	124.8	117.3

Fairchild Semiconductor International, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 27,	March 28,	December 28,
	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$533.3	$525.9	$531.1
Short-term marketable securities	24.9	18.6	15.8
Receivables, net	172.8	169.3	153.4
Inventories	223.9	223.2	221.5
Other current assets	76.7	62.7	62.2

Total current assets	1,031.6	999.7	984.0
Property, plant and equipment, net	634.0	629.1	622.7
Intangible assets, net	163.8	169.9	177.6
Goodwill	229.9	229.9	229.9
Long-term marketable securities	106.1	81.6	80.4
Other assets	167.9	169.4	163.9

Total assets	$2,333.3	$2,279.6	$2,258.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.3	$3.3	$3.3
Accounts payable	122.5	114.4	109.6
Accrued expenses and other current liabilities	152.3	120.5	134.8

Total current liabilities	278.1	238.2	247.7
Long-term debt, less current portion	846.9	847.7	848.6
Other liabilities	11.0	14.5	14.5

Total liabilities	1,136.0	1,100.4	1,110.8
Total stockholders’ equity	1,197.3	1,179.2	1,147.7

Total liabilities and stockholders’ equity	$2,333.3	$2,279.6	$2,258.5

Fairchild Semiconductor International, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 27,	June 29,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$30.0	$(81.4)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	87.5	92.4
Non-cash Restructuring and impairments expense	—	30.8
Other	5.1	(19.8)
Changes in operating assets and liabilities, net of acquisitions	(4.6)	23.2

Cash provided by operating activities	118.0	45.2

Cash flows from investing activities:
Capital expenditures	(90.2)	(72.4)
Purchase of marketable securities	(123.5)	(74.7)
Sale of marketable securities	84.4	54.5
Other	1.0	(0.6)

Cash used in investing activities	(128.3)	(93.2)

Cash flows from financing activities:
Repayment of long-term debt	(1.7)	(300.5)
Issuance of long-term debt	—	300.0
Proceeds from issuance of common stock and from exercise of stock options, net	18.8	3.6
Other	(4.6)	(11.1)

Cash provided by (used in) financing activities	12.5	(8.0)

Net change in cash and cash equivalents	2.2	(56.0)
Cash and cash equivalents at beginning of period	531.1	618.3

Cash and cash equivalents at end of period	$533.3	$562.3